Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

CommScope Achieves Record Fourth Quarter 2007 Results

•	GAAP EPS of $0.51, up 34 percent year over year
•	Adjusted EPS of $0.55, excluding costs associated with the Andrew acquisition
•	Sales of $463 million, up 17 percent year over year
•	Operating income up 52 percent to $55 million
•	Orders of $420 million, up 19 percent year over year

Hickory, NC (February 28, 2008) CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks, achieved record fourth quarter 2007 results, including sales of $462.6 million and net income of $37.6 million, or $0.51 per diluted share.

The reported net income includes after-tax charges of approximately $3.1 million for interest on new term loans, write-off of deferred financing fees and acquisition-related expenses related to the acquisition of Andrew Corporation.  Excluding these special items, adjusted fourth quarter 2007 earnings were $40.6 million, or $0.55 per diluted share.  (A reconciliation of reported GAAP earnings and earnings per diluted share to adjusted results for the fourth quarter and calendar year is attached.)

For the fourth quarter 2006, CommScope reported sales of $393.7 million and net income of $27.2 million, or $0.38 per diluted share.  The reported net income includes after-tax charges of $1.1 million related to restructuring costs.  Excluding this special item, adjusted fourth quarter 2006 earnings were $28.3 million, or $0.40 per diluted share.

For 2007, CommScope sales rose 18.9 percent to $1.93 billion and net income rose 57.4 percent to $204.8 million, or $2.78 per diluted share.  This compares to sales of $1.63 billion and net income of $130.1 million, or $1.84 per diluted share for 2006.

“Despite an uncertain economic environment, we are pleased to have delivered another record quarter and year while closing the acquisition of Andrew Corporation,” said CommScope Chairman and Chief Executive Officer, Frank Drendel.  “We believe that the ongoing, fundamental global demand for bandwidth will continue to drive the need for communications infrastructure—in both wired and wireless networks.

“Both CommScope and Andrew claim a proud past and we believe that, together as one company, we have a promising future.  We intend to execute on our previously announced cost reduction plans while we build upon our industry leading portfolio of products, broad geographic base and market diversity to create strong cash flow from operations in 2008.   We have an experienced management team and solid competitive position.  We remain confident in the long-term outlook for sales growth and profitability.”

Sales Overview

Sales for the fourth quarter 2007 increased 17.5 percent year over year, primarily driven by increased volume in all three segments, with particular strength in the Carrier segment. As anticipated, sales declined sequentially due to the typical seasonal slowdown.

	Fourth	Third	Fourth
($ in millions)	Quarter	Quarter	Quarter	% Change
	2007	2007	2006	YOY	Sequential
Enterprise	$218.8	$240.4	$187.5	16.7%	–9.0%
Broadband	152.6	161.2	144.0	6.0%	–5.3%
Carrier	91.4	112.3	62.4	46.5%	–18.6%
Inter-segment eliminations	(0.2)	(0.3)	(0.2)	n/a	n/a

Total CommScope Net Sales	$462.6	$513.6	$393.7	17.5%	–9.9%

Enterprise segment sales rose 16.7 percent year over year to $218.8 million driven by volume growth in all regions with particular strength in North America.  Despite economic uncertainty, Enterprise users continue to invest in their communications networks as employees work more collaboratively, data centers expand and buildings are configured with intelligent infrastructure.  These drivers, along with the recent ratification of the Category 6A and Class EA standards by the Telecommunication Industry Association (TIA), the International Organization for Standardization (ISO) and International Electrotechnical Commission (IEC) support ongoing demand for 10 Gb/s solutions, such as the industry-leading SYSTIMAX® GigaSPEED X10D.

Broadband segment sales rose 6 percent year over year to $152.6 million, primarily due to higher international sales volumes and the positive impact of the Signal Vision, Inc. acquisition, which closed on May 1, 2007.  Competition between domestic Multiple System Operators (MSOs) and domestic wireline carriers should continue to drive investment by MSOs in their networks.

Carrier segment sales increased 46.5 percent year over year to $91.4 million.  Sales rose significantly in all major Carrier product areas.  CommScope experienced particularly strong international wireless sales of its ExtremeFlex® smooth wall aluminum cables for mobile cellular towers in the quarter.  Integrated Cabinet Solutions (ICS) revenue increased as large domestic wireline carriers continue to deploy electronics deeper in their networks to offer higher bandwidth broadband and video services.  Fourth quarter ICS sales reflect a less favorable product mix than previous quarters.

Total international sales for the fourth quarter 2007 rose 17.4 percent year over year to $164.5 million, or 35.6 percent of total company sales.

External customer orders booked in the fourth quarter 2007 were $420.1 million, up 18.5 percent from the year-ago quarter.

Other Fourth Quarter Highlights

•

Gross margin for the fourth quarter 2007 was 29.2 percent, up more than 100 basis points year over year. The gross margin improvement was primarily due to higher sales levels, a more favorable product mix and the benefits of ongoing cost reduction activities.

•

SG&A expense for the fourth quarter 2007 was $70.6 million, or 15.3 percent of sales, compared to $64.8 million or 16.5 percent of sales in the year-ago quarter. SG&A expenses grew primarily due to higher sales levels and spending to support and expand global sales initiatives.

•

Operating income for the fourth quarter 2007 increased approximately 52 percent year over year to $55.1 million, or 11.9 percent of sales. In the year-ago quarter, operating income was $36.3 million, or 9.2 percent of sales. Excluding restructuring costs in the year ago quarter, operating income would have been $38.1 million, or 9.7 percent of sales.

•	Total depreciation and amortization expense was $12.2 million for the fourth quarter of 2007, while capital spending in the quarter was $9.6 million.

•	Net cash provided by operating activities rose to an all-time quarterly record of $101.4 million.

Full Year 2007 Results

CommScope reported sales of $1.93 billion for 2007, and net income of $204.8 million, or $2.78 per diluted share. The company’s 2007 results included after-tax charges of approximately $3.8 million related to interest on the new term loans associated with the Andrew acquisition, write-off of deferred financing fees, restructuring costs and acquisition costs. Excluding these special items, 2007 adjusted earnings would have been $208.6 million or $2.83 per diluted share. (Please see the attached reconciliation of reported GAAP earnings and earnings per diluted share to adjusted results.)

CommScope reported sales of $1.62 billion for 2006, and net income of $130.1 million, or $1.84 per diluted share. The company’s 2006 results included an after-tax charge of $8.1 million related to restructuring costs and an after-tax benefit of $18.6 million related to a recovery on a note receivable from OFS BrightWave, LLC. Excluding these special items, 2006 adjusted earnings would have been $119.6 million or $1.69 per diluted share. A sales summary for 2007 and 2006 is shown below:

($ in millions)	Actual	Actual	Change
	2007	2006	$	%
Enterprise	$899.4	$802.3	$97.1	12.1%
Broadband	625.3	550.2	75.1	13.6%
Carrier	407.6	273.1	134.5	49.2%
Inter-segment eliminations	(1.5)	(1.7)	0.2	n/a

Total CommScope Net Sales	$1,930.8	$1,623.9	$306.9	18.9%

Andrew Acquisition and December Quarter Results

On December 27, CommScope completed its acquisition of Andrew Corporation for a total purchase price of approximately $2.6 billion.  In its December quarter, prior to the acquisition by CommScope, Andrew’s unaudited results included revenues of $546.2 million and an operating loss of $24.7 million.  Andrew’s operating loss reflected merger costs of $34.0 million, asset impairment of $12.1 million, restructuring of $4.8 million, intangible amortization of $1.6 million and a gain on the sale of assets of $0.9 million.

CommScope’s 2007 statements of operations and cash flows do not include any operating results for Andrew, which were immaterial for the four-day period between closing and December 31.

2008 Outlook

CommScope management is providing the following guidance for calendar year 2008:

•	Expected revenue of $4.1 - $4.3 billion
•

Pro forma operating income target of $525 - $575 million, excluding restructuring and transition costs as well as purchase accounting adjustments related to the fair value write-up of inventory, property, plant and equipment and intangibles, which results in increased charges for inventory, depreciation and amortization. This operating income target assumes that the company will be able to successfully recover costs associated with rising raw material costs.

•	Overall interest rate expected to be around 6.75 % for the term loans, which had a beginning balance of $2.1 billion
•	Expected tax rate of 34% - 36%
•	Approximately 81 million weighted average fully diluted shares anticipated to be outstanding
•	More than $500 million of cash flow from operations expected
•	Expected capital expenditures of $80-$90 million
•	Significant non-cash costs related to purchase accounting adjustments expected, including:
• More than $100 million of additional annual intangible amortization
• More than $50 million of fair value inventory write-up that increases cost of goods sold primarily in the first quarter

First Quarter 2008 Outlook

CommScope management is providing the following guidance for the first quarter of 2008:

•	Expected Revenue of $950 - $970 million
•

Pro forma operating income of $80 - $90 million, excluding restructuring and transition costs as well as purchase accounting adjustments related to the fair value write-up of inventory, property, plant and equipment and intangibles, which results in increased charges for inventory, depreciation and amortization

•	As the result of significant non-cash costs related to purchase accounting adjustments and one-time transition costs, CommScope anticipates reporting a GAAP loss in the first quarter of 2008.

“We are excited about the acquisition and the significant task of integrating CommScope and Andrew is well underway,” said Executive Vice President and Chief Financial Officer Jearld Leonhardt. “We face some headwinds with the recent volatility in raw material costs. Our calendar year 2008 guidance assumes the ability to recover higher costs, a stable business environment and includes the previously announced $50 to $60 million in cost reduction synergies.   While we face some near term challenges, we believe that CommScope has a great foundation for success and that the Andrew team makes us even stronger.  We look forward to another successful year.”

Conference Call Information

CommScope plans to host a call today at 5:00 p.m. EST to discuss fourth quarter results and full year results. You are invited to listen to the conference call or live webcast with Frank Drendel, chairman and CEO; Brian Garrett, president and COO; and Jearld Leonhardt, executive vice president and CFO.

To participate on the conference call, domestic and international callers should dial (706) 679-4510. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will be available through a link on the “Events/Presentations” tab of the Investor Relations section of CommScope’s website at www.commscope.com.

If you are unable to participate on the call and would like to hear a replay, you may dial (800) 633-8284.  International callers should dial (402) 977-9140 for the replay. The replay ID is 21375605 and it will be available through Thursday, March 6. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope (NYSE: CTV — www.commscope.com) is a world leader in infrastructure solutions for communication networks.  Through its Andrew Wireless Solutions® brand, it is a global leader in radio frequency subsystem solutions for wireless networks.  Through its SYSTIMAX® SolutionsTM and Uniprise® Solutions brands, it is a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services.  CommScope is also the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications.  Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, the Andrew acquisition, business position, plans, outlook, revenues, margins, earnings, integration, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. Statements made in the future tense, and statements using words such as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “designed to,” “foreseeable future,” “believe,” confident,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope, and therefore should be carefully considered. Factors that could cause actual results of CommScope to differ materially include, but are not limited to, customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; changes in cost and availability of key raw materials and the ability to recover these costs from customers through pricing actions; concentration of sales among a limited number of customers or distributors; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand for products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; achievement of cost reduction synergies expected from the acquisition of Andrew; significant international operations; ability to integrate the CommScope and Andrew businesses; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness as a result of the acquisition of Andrew; dependence upon key personnel; ability to integrate Andrew’s systems of internal control over financial reporting with ours; realignment of global manufacturing capacity; purchase accounting costs; protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; fluctuations in interest rates; the ability to achieve expected sales, growth and earnings goals;  and regulatory changes affecting us or the industries we serve.  For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov.  In providing forward-looking statements, CommScope does not intend, and does not undertake any duty or obligation, to update these statements as a result of new information, future events or otherwise.

Investor Contact:

Philip Armstrong

+1 (828) 323-4848

News Media Contact:

Rick Aspan

+1 (708) 236-6568 or publicrelations@commscope.com

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CommScope, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net sales	$462,559	$393,711	$1,930,763	$1,623,946

Operating costs and expenses:
Cost of sales	327,294	282,726	1,341,676	1,179,861
Selling, general and administrative	70,571	64,795	267,230	240,024
Research and development	9,702	8,078	34,312	32,899
Restructuring costs	(111)	1,814	1,002	12,578
Total operating costs and expenses	407,456	357,413	1,644,220	1,465,362

Operating income	55,103	36,298	286,543	158,584
Other income (expense), net	(3,898)	452	(1,356)	1,324
Interest expense	(3,452)	(1,968)	(8,791)	(8,050)
Interest income	6,415	4,296	22,663	11,837

Income before income taxes and gain on OFS BrightWave note receivable	54,168	39,078	299,059	163,695

Income tax expense before income tax provision on gain on OFS BrightWave note receivable	(16,584)	(11,908)	(94,218)	(52,187)

Income before gain on OFS BrightWave note receivable	37,584	27,170	204,841	111,508
Gain on OFS BrightWave note receivable, net of tax of $11,175	—	—	—	18,625

Net income	$37,584	$27,170	$204,841	$130,133

Net income per share:
Basic	$0.61	$0.46	$3.34	$2.22
Assuming dilution (a)	$0.51	$0.38	$2.78	$1.84

Weighted average shares outstanding:
Basic	61,930	59,640	61,313	58,524
Assuming dilution (a)	75,181	73,099	74,674	72,266

(a) Calculation of net income per share, assuming dilution:
Net income (basic)	$37,584	$27,170	$204,841	$130,133
Convertible debt add-back (b)	629	629	2,516	2,516
Numerator (assuming dilution)	$38,213	$27,799	$207,357	$132,649

Weighted average shares (basic)	61,930	59,640	61,313	58,524
Dilutive effect of:
Stock options (c)	1,183	1,708	1,374	2,054
Phantom stock, restricted stock and performance units	553	257	487	194
Convertible debt (b)	11,515	11,494	11,500	11,494
Denominator (assuming dilution)	75,181	73,099	74,674	72,266

(b)	Incremental interest expense and shares associated with convertible senior subordinated debentures.

(c)

No options to purchase common shares were excluded from the computation of net income per share, assuming dilution, for the three and twelve months ended December 31, 2007. Options to purchase approximately 0.6 million common shares were excluded from the computation of net income per share, assuming dilution, for both the three and twelve months ended December 31, 2006 because they would have been antidilutive.

See notes to consolidated financial statements included in our Form 10-K.

CommScope, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	December 31,	December 31,
	2007	2006
Assets

Cash and cash equivalents	$649,451	$276,042
Short-term investments	—	151,868
Total cash, cash equivalents and short-term investments	649,451	427,910

Accounts receivable, less allowance for doubtful accounts of $22,154 and $13,461, respectively	793,366	186,824
Inventories, net	548,360	153,596
Prepaid expenses and other current assets	133,737	14,914
Deferred income taxes	106,476	24,556
Total current assets	2,231,390	807,800

Property, plant and equipment, net	525,305	242,012
Goodwill	1,211,214	151,378
Other intangibles, net	1,042,765	63,967
Deferred income taxes	—	15,493
Other assets	95,897	21,823

Total Assets	$5,106,571	$1,302,473

Liabilities and Stockholders’ Equity

Accounts payable	$350,615	$74,927
Other accrued liabilities	399,944	95,316
Current portion of long-term debt	247,662	13,000
Total current liabilities	998,221	183,243

Long-term debt	2,348,157	271,100
Deferred income taxes	268,647	—
Pension and postretirement benefit liabilities	108,275	89,995
Other noncurrent liabilities	103,263	19,031
Total Liabilities	3,826,563	563,369

Commitments and contingencies

Stockholders’ Equity:

Preferred stock, $.01 par value; Authorized shares: 20,000,000; Issued and outstanding shares: None at December 31, 2007 and December 31, 2006	—	—
Common stock, $.01 par value; Authorized shares: 300,000,000;Issued shares, including treasury stock: 77,070,029 at December 31, 2007 and 69,934,533 at December 31, 2006 Issued and outstanding shares: 66,80,029 at December 31, 2007 and 59,734,533 at December 31, 2006	770	699
Additional paid-in capital	856,452	532,344
Retained earnings	545,607	346,821
Accumulated other comprehensive income	22,714	4,775

Treasury stock, at cost: 10,200,000 shares at December 31, 2007 and December 31, 2006	(145,535)	(145,535)
Total Stockholders’ Equity	1,280,008	739,104

Total Liabilities and Stockholders’ Equity	$5,106,571	$1,302,473

See notes to consolidated financial statements included in our Form 10-K.

Condensed Consolidated Statements of Cash Flows

CommScope, Inc.

(Unaudited — In thousands)

	Twelve Months Ended December 31,
	2007	2006

Operating Activities:
Net income	$204,841	$130,133
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49,507	55,557
Equity-based compensation	10,233	4,909
Deferred income taxes	(11,476)	7,891
Gain on OFS BrightWave note receivable	—	(29,800)
Restructuring costs related to fixed asset impairment	—	1,059
Changes in assets and liabilities	(13,180)	(50,925)
Net cash provided by operating activities	239,925	118,824

Investing Activities:
Additions to property, plant and equipment	(27,892)	(31,552)
Proceeds from OFS BrightWave note receivable	—	29,800
Net purchases of short-term investments	146,068	(49,767)
Proceeds from disposal of fixed assets	10,962	14,919
Acquisition of Andrew Corporation, net of cash acquired	(2,065,001)	—
Other acquisition activity	(16,976)	(13,810)
Net cash used in investing activities	(1,952,839)	(50,410)

Financing Activities:
Proceeds from issuance of long-term debt	2,100,000	—
Principal payments on long-term debt	(34,100)	(13,200)
Long-term financing costs	(33,845)	—
Proceeds from the issuance of shares under equity-based compensation plans	35,450	54,970
Tax benefit from the issuance of shares under equity-based compensation plans	16,688	18,141
Net cash provided by financing activities	2,084,193	59,911

Effect of exchange rate changes on cash	2,130	1,168

Change in cash and cash equivalents	373,409	129,493
Cash and cash equivalents, beginning of period	276,042	146,549
Cash and cash equivalents, end of period	$649,451	$276,042

See notes to consolidated financial statements included in our Form 10-K.

CommScope, Inc.

Sales and Operating Income by Reportable Segment

(Unaudited — In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net Sales:
Enterprise	$218.8	$187.5	899.4	802.3
Broadband	152.6	144.0	625.3	550.2
Carrier	91.4	62.4	407.6	273.1
Inter-segment eliminations	(0.2)	(0.2)	(1.5)	(1.7)
Consolidated Net Sales	$462.6	$393.7	$1,930.8	$1,623.9

Operating Income:
Enterprise	$31.6	$19.8	151.4	95.9
Broadband	12.4	9.1	71.2	34.3
Carrier	11.1	7.4	63.9	28.4
Consolidated Operating Income	$55.1	$36.3	286.5	158.6

CommScope

Reconciliation of GAAP Earnings to Adjusted Earnings

(Unaudited)

	Three Months Ended December 31, 2007		Twelve Months Ended December 31, 2007
	Earnings ($m)	Diluted EPS	Earnings ($m)	Diluted EPS

GAAP Earnings Reported	$37.6	$0.51	$204.8	$2.78

Special items related to the Andrew Acquisition:
Interest on new term loans	1.3	0.02	1.3	0.02
Write off of deferred financing fees	1.2	0.01	1.2	0.01
Acquisition costs	0.6	0.01	0.6	0.01

Restructuring costs	(0.1)	0.00	0.7	0.01

Adjusted Earnings	$40.6	$0.55	$208.6	$2.83

	Three Months Ended December 31, 2006		Twelve Months Ended December 31, 2006
	Earnings ($m)	Diluted EPS	Earnings ($m)	Diluted EPS

GAAP Earnings Reported	$27.2	$0.38	$130.1	$1.84
Special items:
Restructuring costs	1.1	0.02	8.1	0.11
Gain on OFS BrightWave note receivable	—	—	(18.6)	(0.26)
Adjusted Earnings	$28.3	$0.40	$119.6	$1.69

CommScope management believes that presenting earnings information excluding the after-tax items noted above provides meaningful information to investors. The 2007 adjusted results eliminate special items that are related to the acquisition of Andrew Corporation and restructuring costs. The 2006 adjusted results eliminate special items that are not related to CommScope’s ongoing operations. Management believes that these adjustments help investors to compare period to period more easily.

Note: totals may not add due to rounding.